                                 AMENDMENT TO

                         INVESTMENT ADVISORY AGREEMENT

      WHEREAS,  Oppenheimer  Integrity Funds  (hereinafter  referred to as the
"Trust"),   and  OppenheimerFunds,   Inc.  (formerly  Oppenheimer   Management
Corporation)  (hereinafter  referred to as "OFI"),  are party to an Investment
Advisory Agreement dated July 10, 1995 (the "Agreement");

      WHEREAS,  Oppenheimer  Bond Fund ("Bond  Fund") is a series of the Trust having a separate portfolio, investment policies and investment restrictions;

      WHEREAS,  on February 26, 2002 the Trust's Board of Trustees  approved a reduction in the annual  management fee rate for Bond Fund to become effective as of such date; and

      WHEREAS,  the Trust and OFI desire to amend the Agreement to reflect the foregoing management fee change;

      NOW, THEREFORE, the Trust and OFI agree as follows:

      1. All references to Oppenheimer  Management  Corporation and OMC in the
Agreement   are  hereby   replaced  with   OppenheimerFunds,   Inc.  and  OFI,
respectively.

      2.  Paragraph 5 of the  Agreement is replaced in its  entirety  with the following:

      The Trust  agrees  to pay OFI and OFI  agrees to accept as full compensation  for the  performance  of all functions and duties to be  performed  pursuant  to  the  provisions  hereof,  a fee computed  on the  aggregate  net asset  value of the Fund as of the  close of each  business  day and  payable  monthly  at the following annual rate:

      0.60% of the first $200 million of average annual net assets;
      0.57% of the next $200 million;
      0.54% of the next $200 million;
      0.51% of the next $200 million;
      0.45% of the next $200 million; and
      0.35% of average annual net assets in excess of $1 billion.

      3. Except for the  foregoing,  no other  provision  of the  Agreement is modified or amended and the  Agreement,  as amended  hereby,  shall  remain in full force and effect.

Date: February 26, 2002

                              Oppenheimer Integrity Funds, on behalf of
                                Oppenheimer Bond Fund

                              By: _______________________________________
                                    Robert G. Zack, Vice President & Secretary

                              OppenheimerFunds, Inc.

                              By: _______________________________________
                                    Merryl Hoffman, Vice President